Exhibit 99.1

Investor Relations Contact:
Jim Pirak
(425) 256-8284
jim.pirak@symetra.com

Media Relations Contact:
Diana McSweeney
(425) 256-6167
diana.mcsweeney@symetra.com

SYMETRA REPORTS THIRD QUARTER 2014 RESULTS
AND ANNOUNCES SPECIAL DIVIDEND OF $1.30 PER SHARE

Highlights

•	Sales rose year-over-year across all business segments.

•	Strong underwriting results in Benefits segment generated a loss ratio of 62.7%, improved from 67.3% in third quarter 2013.

•	Growth in Deferred Annuities segment continued as account values reached $14.8 billion, up from $12.9 billion a year ago.

•	Net prepayment-related income of $5.1 million dropped from $13.2 million in third quarter 2013. Income from alternative investments declined by $5.2 million from third quarter 2013.

•	Modest impact from unlocking,[1] which reduced operating earnings by $1.1 million in 2014 and by $2.3 million in 2013.

BELLEVUE, Wash.—(Oct. 27, 2014)—Symetra Financial Corporation (NYSE: SYA) today reported third quarter 2014 adjusted operating income2 of $45.5 million, or $0.39 per diluted share,2 compared with $48.8 million, or $0.41 per diluted share, for the third quarter of 2013.
For the third quarter of 2014, net income was $36.0 million, or $0.31 per diluted share, compared with $45.3 million, or $0.38 per diluted share, in the same period a year ago.

Summary Financial Results	Three Months Ended September 30		Nine Months Ended September 30
(In millions, except per share data)	2014	2013	2014	2013
Net Income	$36.0	$45.3	$186.8	$156.3
Per Diluted Share of Common Stock	$0.31	$0.38	$1.60	$1.21
Adjusted Operating Income	$45.5	$48.8	$166.5	$150.9
Per Diluted Share of Common Stock	$0.39	$0.41	$1.43	$1.16

“We are on track with another quarter of strong business fundamentals, with solid underwriting results and interest margins, though this was masked by volatility in our investment income. We also had continued success on the sales front, including a record quarter for fixed indexed annuities, building the foundation for future earnings growth," said Tom Marra, Symetra president and CEO.
“Despite the challenges of the persistently low interest rate environment, we remain focused on generating strong sales results through the expansion and further penetration of our partnerships with the premier distributors of benefits, retirement and individual life products,” Marra said.

Segment Pretax Adjusted Operating Income (Loss)	Three Months Ended September 30		Nine Months Ended September 30
(In millions)	2014	2013	2014	2013
Benefits	$20.6	$15.2	$68.3	$45.0
Deferred Annuities	30.7	23.8	88.3	80.3
Income Annuities	2.1	7.1	15.0	25.9
Individual Life	10.7	15.8	36.6	41.5
Other	(12.1)	(3.3)	(24.8)	(9.4)
Subtotal	$52.0	$58.6	$183.4	$183.3
Less: Income Taxes*	6.5	9.8	16.9	32.4
Adjusted Operating Income	$45.5	$48.8	$166.5	$150.9

* Represents the total provision for income taxes adjusted for the tax effect on certain net realized gains (losses) at the U.S. federal income tax rate of 35%.

In the business discussions that follow, results for the third quarter of 2014 are compared with the third quarter of 2013, unless otherwise noted.

Benefits

•
Pretax adjusted operating income was $20.6 million for the quarter, up from $15.2 million. The increase was driven primarily by a lower loss ratio for medical stop-loss, offset in part by higher operating expenses, mainly relating to the group life and disability income business.

•	Loss ratio was 62.7% in the quarter, compared with 67.3% in the previous period. This favorable result reflected lower medical stop-loss claims frequency.

•	Sales of $34.8 million for the quarter were up from $19.0 million in the previous period, due to higher medical stop-loss sales.

Deferred Annuities

•
Pretax adjusted operating income was $30.7 million for the quarter, up from $23.8 million in the previous period. Growth in fixed indexed annuity (FIA) account values drove the increase, contributing $6.5 million more to interest margin than in the prior period, and solid base interest spreads were maintained on higher traditional deferred annuity account values.

•	Investment prepayment-related income, net of related amortization, was $3.6 million for the quarter, down from $7.4 million in the prior period.

•	Unlocking adjustments added $0.2 million to earnings for the quarter, compared with a $3.5 million reduction to earnings in the prior period.

•	Total account values were $14.8 billion at quarter-end, up from $12.9 billion a year ago. FIA account values more than doubled to $2.9 billion, from $1.3 billion a year ago.

•
Sales for the quarter were $759.3 million, up from $747.1 million in the year-ago quarter. Strong sales of both traditional fixed annuities and FIA were achieved through continued expansion and improved penetration of Symetra's bank and broker-dealer distribution network.

Income Annuities

•
Pretax adjusted operating income was $2.1 million for the quarter, down from $7.1 million in the prior-year period, due primarily to lower investment margin. This included $1.9 million of mark-to-market losses on alternative investments.

•	Mortality gains were $0.2 million for the quarter, compared with mortality gains of $1.1 million in the previous period. Mortality experience can fluctuate from period to period.

•	Sales were $62.3 million for the quarter, up from $38.9 million in the prior period.

Individual Life

•
Pretax adjusted operating income was $10.7 million for the quarter, compared with $15.8 million in the year-ago period. The decline resulted from higher operating expenses in support of growing production levels, lower prepayment income and an unfavorable impact from unlocking. Partially offsetting these factors, the BOLI block reported a higher base ROA, on lower claims.

•	Prepayment-related income, net of related amortization, was $0.8 million in the quarter, down from $3.4 million in the prior period.

•	Unlocking adjustments reduced earnings in the quarter by $1.3 million; in the year-ago period, unlocking increased earnings by $1.2 million.

•
Sales of individual life products were $8.3 million for the quarter, up from $3.9 million in the prior period. Symetra's Classic UL continues to gain traction in the brokerage general agency distribution network.

Other

•
Pretax adjusted operating loss was $12.1 million for the quarter, compared with a loss of $3.3 million in the year-ago quarter. The decrease was driven by lower net investment income, primarily the result of a $3.3 million decline in the performance of alternative investments, which are marked to market, and $3.0 million higher amortization of tax credit investments. Interest expense on debt increased by $1.9 million following the issuance of senior notes in the third quarter.

Net Realized Gains (Losses)

•
Net realized losses were $14.8 million for the quarter, compared with net losses of $4.6 million in the prior period. These results include net losses on mark-to-market equities, which were $12.0 million for the quarter, compared with net gains of $12.0 million in the year-ago period. This impact was offset in part by net gains related to FIA in the current period, compared with net losses in the prior period.

Income Taxes

•	Provision for income taxes was $1.3 million for the quarter, compared with $7.9 million in the year-ago period.

•	Symetra’s effective tax rate for the third quarter was 3.5%, down from 14.8% in the prior-year period due to increased benefits from tax credit investments on lower pretax income.

Stockholders’ Equity

	As of
(In millions, except per share data)	September 30 2014	June 30 2014
Total Stockholders' Equity	$3,375.3	$3,428.6
Per Common Share	$29.12	$29.58
Adjusted Book Value[2]	$2,464.2	$2,438.0
Per Common Share[2]	$21.26	$21.04

•
Capital actions — Symetra's board of directors has approved a special dividend of $1.30 per share, totaling $150.7 million. The dividend will be payable on Nov. 21, 2014, to common shareholders of record as of the close of business on Nov. 7, 2014.

•	No shares were repurchased by Symetra during the third quarter of 2014. As of Sept. 30, 2014, 6.9 million shares remained available under the current repurchase authorization.

•
Risk-based capital (RBC) ratio for Symetra Life Insurance Company at the end of third quarter 2014 was estimated at 453%. Statutory capital and surplus, including asset valuation reserve (AVR), was $2.3 billion.

Updated 2014 Earnings Outlook
Symetra expects to generate adjusted operating income per diluted share of $1.80-$1.90 for full-year 2014. Among the factors that could drive actual results toward the upper end, middle or lower end of the guidance range are:

•	changes in the interest rate environment;

•	Benefits Division loss ratio;

•	timing and levels of life and annuity sales;

•	persistency of the inforce book of business;

•	amount of issuance and yields on commercial mortgage loans;

•	amount of prepayments in the investment portfolio;

•	returns on alternative investment portfolio; and

•	mortality experience.

These expectations also are subject to the risks and uncertainties identified below, including the possibility that one or more factors could cause us to fall short of our expected range.

Additional Financial Information
This press release, the third quarter 2014 financial supplement and financial review slides are posted on the company's website at http://investors.symetra.com. Investors are encouraged to review all of these materials.

Management to Review Results on Conference Call and Webcast
Symetra’s senior management team will discuss the company’s third quarter 2014 performance with investors and analysts on Tuesday, October 28, 2014, at 11 a.m., ET (8 a.m., PT). To listen by phone, dial 1-888-679-8033. For international callers, dial 617-213-4846. The passcode is 80376762. Participants are encouraged to pre-register for the call at www.symetra.com/earnings. Pre-registrants will be issued a PIN to use when dialing into the live call, which will provide quick access to the conference by bypassing the operator.

To listen to a live webcast of the conference call, go to http://investors.symetra.com. Listeners should go to the website at least 15 minutes before the call and test the compatibility of their computer. Links will be available to download any necessary audio software.
A replay of the webcast may be accessed beginning approximately one hour after the call ends by visiting http://investors.symetra.com.

Definition of Selected Financial Measures
1 The company reports selected financial measures, which are commonly used in the insurance industry. Such a measure is described here:

•
Unlocking — Each year in the third quarter, Symetra performs a comprehensive review of actuarial assumptions used for estimates of future gross profits underlying the amortization of deferred acquisition costs, deferred sales inducement assets and certain reserves related to life insurance and annuity products. Among other factors, these actuarial assumptions include future investment yields, interest spreads, mortality, expense and lapse assumptions. Changes to these actuarial expectations of future assumptions result in adjustments (“unlocking”) that increase or decrease the assets and liabilities amortized based on estimated gross profits. Symetra may have unlocking in other quarters based on information that warrants updating assumptions outside of the comprehensive review.

Use of Non-GAAP Measures
2 Symetra uses both U.S. generally accepted accounting principles (GAAP) and non-GAAP financial measures to track the performance of its operations and financial condition. A reconciliation between each non-GAAP measure found in this presentation and the comparable GAAP measure can be found in the Financial Supplement accompanying this press release. The supplement is available for download on the Company’s website at www.symetra.com on the Investor Relations page, under Financial Information, Quarterly Financial Results.
This press release references the following non-GAAP financial measures:

•
Adjusted operating income is defined by the company as net income, excluding after-tax net realized gains (losses) that are not reflective of the performance of the company’s insurance operations. The company excludes gains (losses) associated with the following: investment sales or disposals, other-than-temporary investment impairments, changes in the fair value of mark-to-market investments and derivative investments (except for certain S&P 500 options), and changes in the fair value of embedded derivatives related to our fixed indexed annuity product.

•	Adjusted operating income per diluted share is defined as adjusted operating income divided by diluted common shares outstanding.

•
Pretax adjusted operating income is defined as adjusted operating income on a pretax basis. It also represents the cumulative total of segment pretax adjusted operating income, which at the segment level is a GAAP measure.

•	Adjusted book value is defined as stockholders’ equity, less accumulated other comprehensive income (loss), or AOCI.

•	Adjusted book value per share is calculated as adjusted book value divided by common shares outstanding.
About Symetra
Symetra Financial Corporation (NYSE: SYA) is a diversified financial services company based in Bellevue, Wash. In business since 1957, Symetra provides employee benefits, annuities and life insurance through a national network of benefit consultants, financial institutions, and independent agents and advisors. For more information, visit www.symetra.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of current or historical facts, included or referenced in this release that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements. The words “may,” “will,” “believe,” “intend,” “plan,” “expect,” “anticipate,” “project,” “estimate,” “predict,” “potential” and similar expressions also are intended to identify forward-looking statements. These forward-looking statements may include, among others, statements with respect to Symetra's:

•
estimates or projections of revenues, net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share, market share or other financial forecasts, as well as statements describing factors and conditions that might affect those forecasts;

•	trends in operations, financial performance and financial condition;

•	financial and operating targets or plans;

•	business and growth strategy, including prospective products, services and distribution partners, including statements about management’s intentions regarding those strategies; and

•
initiatives such as our previously announced stock repurchase program that are intended or expected to have various impacts upon our financial condition, results of operations, and liquidity and capital resources.

These statements are based on various assumptions and analyses made by Symetra in light of information presently known to management, and considering management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate under the circumstances. Whether actual results and developments will conform to Symetra's expectations and predictions is subject to a number of risks, uncertainties and contingencies that could cause actual results to differ materially from expectations, or that could cause management to deviate from currently expected or intended courses of actions, including, among others:

•
the effects of fluctuations in interest rates, including a prolonged low interest rate environment or a rapidly rising interest rate environment, as well as management’s ability to anticipate and timely respond to any such fluctuations;

•	general economic, market or business conditions, including economic downturns or other adverse conditions in the global and domestic capital and credit markets;

•	the effects of significant increases in corporate refinance activity, including bond prepayments;

•	the performance of Symetra’s investment portfolio;

•	the continued availability of quality commercial mortgage loan investments and Symetra’s continued capacity to invest in commercial mortgage loans;

•	Symetra’s ability to successfully execute on its strategies;

•	the accuracy and adequacy of our recorded reserves, including the actuarial and other assumptions upon which those reserves are established, adjusted and maintained;

•	the persistency of our inforce blocks of business;

•	deviations from assumptions used in setting prices for insurance and annuity products or establishing cash flow testing reserves;

•	continued viability of certain products under various economic, regulatory and other conditions;

•	market pricing and competitive trends related to insurance products and services;

•	the effects of implementation of the Patient Protection and Affordable Care Act, including the direct effects upon our business, but also including the effects upon our competitors and our customers;

•	changes in amortization of deferred policy acquisition costs and deferred sales inducements;

•	financial strength or credit ratings changes, particularly of Symetra but also of other companies in our industry sector;

•	retention of our key personnel and distribution partners;

•	the availability and cost of capital and financing;

•	the adequacy and collectibility of reinsurance that we have purchased, as well as the continued availability and cost of reinsurance coverage;

•	the continued availability of tax credit investments, and the continuation of current tax treatment of such investments;

•
changes in laws or regulations, or their interpretation, including those that could increase Symetra's business costs, reserve levels and required capital levels, or that could restrict the manner in which we do business;

•	the ability of Symetra's subsidiaries to pay dividends to Symetra;

•	Symetra’s ability to implement effective risk management policies and procedures, including hedging strategies;

•
our ability to maintain adequate telecommunications, information technology, or other operational systems, including our ability to prevent or timely detect and remediate any unauthorized access to or disclosure of our customer information and other sensitive business data;

•	the initiation of regulatory investigations or litigation against Symetra and the results of any regulatory proceedings;

•	the effects of changes in national monetary and fiscal policy;

•	the effects of implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

•	the effects of redomestication of our principal insurance company subsidiary and whether redomestication will convey the intended benefits; and

•
the risks that are described from time to time in Symetra's filings with the U.S. Securities and Exchange Commission, including those in Symetra's Annual Report on Form 10-K for the period ended December 31, 2013, and 2014 Quarterly Reports on Form 10-Q.

Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Symetra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Symetra or its business or operations. Symetra assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.
###

Symetra Financial Corporation
Consolidated Income Statement Data
(in millions, except per share data)
(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
Revenues
Premiums	$159.6	$156.0	$468.1	$470.4
Net investment income	318.5	326.4	961.9	968.7
Policy fees, contract charges and other	45.7	48.3	140.4	146.7
Net realized gains (losses):
Total other-than-temporary impairment losses on securities	(1.6)	(6.6)	(4.1)	(17.0)
Less: portion recognized in other comprehensive income	—	0.4	—	1.6
Net impairment losses recognized in earnings	(1.6)	(6.2)	(4.1)	(15.4)
Other net realized gains (losses)	(13.2)	1.6	35.3	26.0
Total net realized gains (losses)	(14.8)	(4.6)	31.2	10.6
Total revenues	509.0	526.1	1,601.6	1,596.4
Benefits and expenses
Policyholder benefits and claims	113.9	118.5	325.2	353.2
Interest credited	237.2	235.3	707.7	696.3
Other underwriting and operating expenses	92.8	90.6	273.3	274.3
Interest expense	10.2	8.3	26.7	24.7
Amortization of deferred policy acquisition costs	17.6	20.2	54.1	56.3
Total benefits and expenses	471.7	472.9	1,387.0	1,404.8
Income from operations before income taxes	37.3	53.2	214.6	191.6
Provision (benefit) for income taxes
Current	10.8	11.3	38.3	46.6
Deferred	(9.5)	(3.4)	(10.5)	(11.3)
Total provision for income taxes	1.3	7.9	27.8	35.3
Net income	$36.0	$45.3	$186.8	$156.3
Net income per common share
Basic	$0.31	$0.38	$1.60	$1.21
Diluted	$0.31	$0.38	$1.60	$1.21
Weighted-average number of common shares outstanding
Basic	115.904	117.802	116.436	129.574
Diluted	115.907	117.804	116.440	129.579
Cash dividends declared per common share	$0.10	$0.09	$0.30	$0.25
Non-GAAP financial measures
Adjusted operating income	$45.5	$48.8	$166.5	$150.9
Reconciliation to net income
Net income	$36.0	$45.3	$186.8	$156.3
Less: Excluded realized gains (losses) (net of taxes)*	(9.5)	(3.5)	20.3	5.4
Adjusted operating income	$45.5	$48.8	$166.5	$150.9

* Excluded realized gains (losses) are reported net of taxes of $(5.2) and $(1.9) for the three months ended September 30, 2014 and 2013, respectively, and $10.9 and $2.9 for the nine months ended September 30, 2014 and 2013, respectively.

Symetra Financial Corporation
Consolidated Balance Sheet Data
(in millions, except per share data)
(unaudited)

	September 30 2014	December 31 2013
Assets
Total investments	$30,274.0	$27,901.1
Other assets	1,408.4	1,250.0
Separate account assets	952.1	978.4
Total assets	$32,634.5	$30,129.5
Liabilities and stockholders’ equity
Policyholder liabilities	$26,836.3	$25,328.8
Notes payable	697.0	449.5
Other liabilities	773.8	430.9
Separate account liabilities	952.1	978.4
Total liabilities	29,259.2	27,187.6
Common stock and additional paid-in capital	1,471.1	1,465.8
Treasury stock	(134.6)	(93.4)
Retained earnings	1,127.7	975.9
Accumulated other comprehensive income, net of taxes	911.1	593.6
Total stockholders' equity	3,375.3	2,941.9
Total liabilities and stockholders’ equity	$32,634.5	$30,129.5
Book value per common share*	$29.12	$24.99
Non-GAAP financial measures
Adjusted book value	$2,464.2	$2,348.3
Reconciliation to stockholders’ equity
Total stockholders’ equity	$3,375.3	$2,941.9
Less: AOCI	911.1	593.6
Adjusted book value	$2,464.2	$2,348.3
Adjusted book value per common share **	$21.26	$19.95

* Book value per common share is calculated as stockholders’ equity divided by common shares outstanding. These shares totaled 115.913 and 117.731 as of September 30, 2014 and December 31, 2013, respectively.

** Adjusted book value per common share, is calculated as adjusted book value divided by common shares outstanding. These shares totaled 115.913 and 117.731 as of September 30, 2014 and December 31, 2013, respectively.